Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Veritone, Inc. on Form S-1, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 15, 2017 with respect to our audits of the consolidated financial statements of Veritone, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Irvine, California

March 15, 2017